PRICESMART ANNOUNCES FISCAL 2024 SECOND QUARTER OPERATING RESULTS; $1.00 PER SHARE SPECIAL DIVIDEND; PLANS FOR NINTH WAREHOUSE IN COSTA RICA
NET MERCHANDISE SALES GREW 13.0%
COMPARABLE NET MERCHANDISE SALES INCREASED 8.8%
$1.31 EARNINGS PER DILUTED SHARE & ADJUSTED EARNINGS PER DILUTED SHARE
San Diego, CA (April 9, 2024) - PriceSmart, Inc. ("PriceSmart" or the "Company") (NASDAQ: PSMT), operator of 54 warehouse clubs in 12 countries and one U.S. territory, today announced results for the fiscal second quarter of 2024, which ended on February 29, 2024.
Second Quarter Financial Results
Total revenues for the second quarter of fiscal year 2024 increased 13.1% to $1.29 billion compared to $1.14 billion in the comparable period of the prior year. For the second quarter of fiscal year 2024, net merchandise sales increased 13.0% to $1.26 billion from $1.12 billion in the second quarter of fiscal year 2023. Net merchandise sales - constant currency increased 9.0% over the comparable prior year period. Foreign currency exchange rate fluctuations impacted net merchandise sales positively by $44.2 million, or 4.0%, versus the same period in the prior year.
The Company had 54 warehouse clubs in operation as of February 29, 2024 compared to 50 warehouse clubs in operation as of February 28, 2023.
Comparable net merchandise sales for the 50 warehouse clubs that have been open for greater than 13 ½ calendar months increased 8.8% for the 13-week period ended March 3, 2024 compared to the comparable 13-week period of the prior year. Comparable net merchandise sales - constant currency for the 13 weeks ended March 3, 2024 increased 5.2%. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales positively by 3.6% versus the same period in the prior year.
The Company recorded operating income during the fiscal second quarter of $63.6 million compared to operating income of $53.8 million in the prior year period. Net income increased 25.3% to $39.3 million, or $1.31 per diluted share, in the second quarter of fiscal year 2024 compared to $31.3 million, or $1.02 per diluted share, in the second quarter of fiscal year 2023.
Adjusted net income for the second quarter of fiscal year 2024 was $39.3 million, or an adjusted $1.31 per diluted share, compared to adjusted net income of $38.5 million, or an adjusted $1.25 per diluted share, in the comparable prior year period.
Adjusted EBITDA for the second quarter of fiscal year 2024 was $84.1 million compared to $79.4 million in the same period last year.
Year-to-Date Financial Results
Total revenues for the six months ended February 29, 2024 increased 11.9% to $2.46 billion compared to $2.20 billion in the comparable period of the prior year. For the first six months of fiscal year 2024, net merchandise sales increased 11.9% to $2.40 billion from $2.14 billion in the comparable prior year period. Net merchandise sales - constant currency increased 8.0% over the comparable prior year period. Foreign currency exchange rate fluctuations impacted net merchandise sales positively by $84.1 million, or 3.9%, versus the same period in the prior year.
Comparable net merchandise sales for the 50 warehouse clubs that have been open for greater than 13 ½ calendar months increased 8.4% for the 26-week period ended March 3, 2024 compared to the comparable 26-week period of the prior year. Comparable net merchandise sales - constant currency for the 26 weeks ended March 3, 2024 increased 4.7%. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales positively by 3.7% versus the same period in the prior year.

The Company recorded operating income during the first six months of fiscal year 2024 of $121.8 million compared to operating income of $109.3 million in the prior year period. Net income increased 20.3% to $77.3 million, or $2.54 per diluted share, in the first six months of fiscal year 2024 compared to $64.3 million, or $2.07 per diluted share, in the first six months of fiscal year 2023.
Adjusted net income for the first six months of fiscal year 2024 was $77.3 million, or an adjusted $2.54 per diluted share, compared to adjusted net income of $73.6 million, or an adjusted $2.37 per diluted share, in the comparable prior year period.
Adjusted EBITDA for the first six months of fiscal year 2024 was $161.9 million compared to $154.6 million in the same period last year.
Special Dividend
The Company has decided to distribute excess cash to stockholders in the form of a special dividend. On April 3, 2024, the Company's Board of Directors declared a one-time $1.00 per share special dividend payable on April 30, 2024 to stockholders of record on April 19, 2024. The declaration of future dividends (ongoing or otherwise), if any, the amount of such dividends, and the establishment of record and payment dates is subject to final determination by the Board of Directors at its discretion after its review of the Company’s financial performance and anticipated capital requirements.
New Club Growth
The Company has purchased land and plans to open its ninth warehouse club in Costa Rica, located in Cartago, approximately 10 miles east from the nearest clubs in the greater San Jose metropolitan area. The club will be built on a six-acre property and is anticipated to open in early 2025. Once this new club is open, PriceSmart will operate 55 warehouse clubs in total.
Note Regarding Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
The foregoing discussion of the Company’s operating results includes references to adjusted net income, adjusted net income per diluted share, adjusted EBITDA, net merchandise sales - constant currency and comparable net merchandise sales - constant currency, which are non-GAAP financial measures. We believe these supplemental measures are useful to investors and analysts because they exclude items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.
Conference Call Information
PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Wednesday, April 10, 2024, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing toll free (800) 549-8228 or (646) 564-2877 for international callers and asking to join the PriceSmart earnings call. A digital replay will be available shortly following the conclusion of the call through Wednesday, April 17, 2024 by dialing (888) 660-6264 for domestic callers, or (646) 517-3975 for international callers, and entering replay passcode 59511#.

About PriceSmart
PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart Members. PriceSmart operates 54 warehouse clubs in 12 countries and one U.S. territory (ten in Colombia; eight in Costa Rica; seven in Panama; six in Guatemala; five in Dominican Republic; four each in Trinidad and El Salvador; three in Honduras; two each in Nicaragua and Jamaica; and one each in Aruba, Barbados and the United States Virgin Islands). In addition, the Company plans to open one warehouse club in Cartago, Costa Rica in early 2025. Once this new club is open, the Company will operate 55 warehouse clubs.
This press release may contain forward-looking statements concerning PriceSmart, Inc.'s ("PriceSmart", the "Company" or "we") anticipated future revenues and earnings, adequacy of future cash flows, future dividends, omni-channel initiatives, proposed warehouse club openings, the Company's performance relative to competitors and related matters. These forward-looking statements include, but are not limited to, statements containing the words "expect," "believe," "will," "may," "should," "project," "estimate," "anticipated," "scheduled," "intend," and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: various political, economic and compliance risks associated with our international operations, adverse changes in economic conditions in our markets, natural disasters, volatility in currency exchange rates and illiquidity of certain local currencies in our markets, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, our reliance on third party service providers, including those who support transaction and payment processing, data security and other technology services, cybersecurity breaches that could cause disruptions in our systems or jeopardize the security of Member, employee or business information, cost increases from product and service providers, interruption of supply chains, novel coronavirus (COVID-19) related factors and challenges, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed in the Risk Factors section of the Company's most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC's website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law.
For further information, please contact Michael L. McCleary, EVP, Chief Financial Officer and Principal Accounting Officer (858) 404-8826 or send an email to ir@pricesmart.com.

PRICESMART, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED—AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Six Months Ended
	February 29, 2024	February 28, 2023	February 29, 2024	February 28, 2023
Revenues:
Net merchandise sales	$1,260,916	$1,115,999	$2,395,930	$2,141,462
Export sales	8,511	6,882	18,520	17,340
Membership income	18,538	16,176	36,287	32,071
Other revenue and income	3,985	3,132	7,688	6,122
Total revenues	1,291,950	1,142,189	2,458,425	2,196,995
Operating expenses:
Cost of goods sold:
Net merchandise sales	1,062,685	937,462	2,015,413	1,796,530
Export sales	8,178	6,563	17,728	16,552
Selling, general and administrative:
Warehouse club and other operations	117,774	103,630	227,739	200,522
General and administrative	38,809	32,759	74,248	65,931
Separation costs associated with Chief Executive Officer departure	—	7,747	—	7,747
Pre-opening expenses	457	89	944	89
Loss on disposal of assets	429	139	522	297
Total operating expenses	1,228,332	1,088,389	2,336,594	2,087,668
Operating income	63,618	53,800	121,831	109,327
Other income (expense):
Interest income	3,225	1,942	6,091	3,099
Interest expense	(3,293)	(2,814)	(6,109)	(5,563)
Other expense, net	(7,036)	(5,344)	(9,162)	(9,910)
Total other expense	(7,104)	(6,216)	(9,180)	(12,374)
Income before provision for income taxes and income (loss) of unconsolidated affiliates	56,514	47,584	112,651	96,953
Provision for income taxes	(17,259)	(16,202)	(35,412)	(32,628)
Income (loss) of unconsolidated affiliates	16	(35)	79	(73)
Net income	$39,271	$31,347	$77,318	$64,252
Net income per share available for distribution:
Basic	$1.31	$1.02	$2.54	$2.07
Diluted	$1.31	$1.02	$2.54	$2.07
Shares used in per share computations:
Basic	29,920	30,741	30,095	30,727
Diluted	29,920	30,760	30,095	30,740

PRICESMART, INC.
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	February 29, 2024 (Unaudited)	August 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$170,563	$239,984
Short-term restricted cash	2,834	2,865
Short-term investments	93,630	91,081
Receivables, net of allowance for doubtful accounts of $64 as of February 29, 2024 and $67 as of August 31, 2023	19,819	17,904
Merchandise inventories	502,292	471,407
Prepaid expenses and other current assets (includes $3,293 and $0 as of February 29, 2024 and August 31, 2023, respectively, for the fair value of derivative instruments)	58,514	53,866
Total current assets	847,652	877,107
Long-term restricted cash	9,178	9,353
Property and equipment, net	925,035	850,328
Operating lease right-of-use assets, net	100,175	114,201
Goodwill	43,131	43,110
Deferred tax assets	32,147	32,039
Other non-current assets (includes $1,918 and $7,817 as of February 29, 2024 and August 31, 2023, respectively, for the fair value of derivative instruments)	68,900	68,991
Investment in unconsolidated affiliates	10,558	10,479
Total Assets	$2,036,776	$2,005,608
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$6,101	$8,679
Accounts payable	507,077	453,229
Accrued salaries and benefits	36,016	45,441
Deferred income	38,277	32,613
Income taxes payable	8,302	9,428
Other accrued expenses and other current liabilities (includes $2,870 and $1,913 as of February 29, 2024 and August 31, 2023, respectively, for the fair value of derivative instruments)	50,390	57,273
Operating lease liabilities, current portion	7,181	7,621
Dividends payable	17,771	—
Long-term debt, current portion	37,615	20,193
Total current liabilities	708,730	634,477
Deferred tax liability	1,744	1,936
Long-term income taxes payable, net of current portion	5,010	5,045
Long-term operating lease liabilities	107,835	122,195
Long-term debt, net of current portion	102,350	119,487
Other long-term liabilities (includes $4,259 and $3,321 for the fair value of derivative instruments and $12,974 and $12,105 for post-employment plans as of February 29, 2024 and August 31, 2023, respectively)	17,233	15,425
Total Liabilities	942,902	898,565

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 32,578,542 and 31,934,900 shares issued and 30,656,141 and 30,976,941 shares outstanding (net of treasury shares) as of February 29, 2024 and August 31, 2023, respectively	3	3
Additional paid-in capital	505,349	497,434
Accumulated other comprehensive loss	(155,289)	(163,992)
Retained earnings	859,325	817,559
Less: treasury stock at cost, 1,922,401 shares as of February 29, 2024 and 957,959 shares as of August 31, 2023	(115,514)	(43,961)
Total Stockholders' Equity	1,093,874	1,107,043
Total Liabilities and Equity	$2,036,776	$2,005,608

Reconciliation of Non-GAAP Financial Measures
The following tables calculate the Company’s adjusted net income, adjusted net income per diluted share, adjusted EBITDA, net merchandise sales - constant currency and comparable net merchandise sales - constant currency, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures are customary for our industry and commonly used by competitors. However, these non-GAAP financial measures should not be reviewed in isolation or considered as an alternative to any other performance measure derived in accordance with GAAP and may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
The adjusted net income and adjusted net income per diluted share metrics are important measures used by management to compare the performance of our core operations between periods. We define adjusted net income as net income, as reported, adjusted for: separation costs associated with the departure of our former Chief Executive Officer, the write-off of certain Aeropost receivables, and the tax impact of the foregoing adjustments on net income. We define adjusted net income per diluted share as adjusted net income divided by the weighted-average diluted shares outstanding.
We believe adjusted net income and adjusted net income per diluted share are useful metrics to investors and analysts because they present more accurate year-over-year comparisons for our net income and net income per diluted share because adjusted items are not the result of our normal operations.
The following table shows the Company’s reconciliation of net income to adjusted net income and adjusted net income per diluted share for the periods indicated:

	Three Months Ended		Six Months Ended
	February 29, 2024	February 28, 2023	February 29, 2024	February 28, 2023
Net income as reported	$39,271	$31,347	$77,318	$64,252
Adjustments:
Separation costs associated with Chief Executive Officer departure (1)	—	7,747	—	7,747
Aeropost-related write-offs (2)	—	—	—	2,125
Tax impact of adjustments to net income (3)	—	(550)	—	(550)
Adjusted net income	$39,271	$38,544	$77,318	$73,574

Net income per diluted share	$1.31	$1.02	$2.54	$2.07
Separation costs associated with Chief Executive Officer departure	—	0.23	—	0.23
Aeropost-related write-offs	—	—	—	0.07
Adjusted net income per diluted share	$1.31	$1.25	$2.54	$2.37
(1)     Reflects $7.7 million of separation costs associated with the departure of our former Chief Executive Officer in February 2023.
(2)    Reflects $2.1 million of Aeropost-related write-offs in the first quarter of fiscal year 2023.
(3)    Reflects the tax effect of the above-mentioned adjustments.

Adjusted EBITDA
Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including interest income; other income (expense), net; separation costs associated with Chief Executive Officer departure; and Aeropost-related write-offs. The following is a reconciliation of our Net income to Adjusted EBITDA for the periods presented:

	Three Months Ended		Six Months Ended
	February 29, 2024	February 28, 2023	February 29, 2024	February 28, 2023
Net income as reported	$39,271	$31,347	$77,318	$64,252
Adjustments:
Interest expense	3,293	2,814	6,109	5,563
Provision for income taxes	17,259	16,202	35,412	32,628
Depreciation and amortization	20,491	17,875	39,985	35,443
Interest income	(3,225)	(1,942)	(6,091)	(3,099)
Other expense, net (1)	7,036	5,344	9,162	9,910
Separation costs associated with Chief Executive Officer departure (2)	—	7,747	—	7,747
Aeropost-related write-offs (3)	—	—	—	2,125
Adjusted EBITDA	$84,125	$79,387	$161,895	$154,569
(1)    Primarily consists of transaction costs of converting the local currencies into available tradable currencies in some of our countries with liquidity issues and foreign currency losses or gains due to the revaluation of monetary assets and liabilities (primarily U.S. dollars) for the three and six months ended February 29, 2024. Primarily consists of foreign currency losses or gains due to the revaluation of monetary assets and liabilities (primarily U.S. dollars) for the three and six months ended February 28, 2023.
(2)    Reflects $7.7 million of separation costs associated with the departure of our former Chief Executive Officer in February 2023.
(3)    Reflects $2.1 million of Aeropost-related write-offs in the first quarter of fiscal year 2023.

Net Merchandise Sales - Constant Currency and Comparable Net Merchandise Sales – Constant Currency
As a multinational enterprise, we are exposed to changes in foreign currency exchange rates. The translation of the operations of our foreign-based entities from their local currencies into U.S. dollars is sensitive to changes in foreign currency exchange rates and can have a significant impact on our reported financial results. We believe that constant currency is a useful measure, indicating the actual growth of our operations. When we use the term "net merchandise sales - constant currency," it means that we have translated current year net merchandise sales at prior year monthly average exchanges rates. Net merchandise sales - constant currency results exclude the effects of foreign currency translation. Similarly, when we use the term "comparable net merchandise sales - constant currency," it means that we have translated current year comparable net merchandise sales at prior year monthly average exchanges rates. Comparable net merchandise sales - constant currency results exclude the effects of foreign currency translation.
Net merchandise sales growth rate on a net merchandise sales - constant currency basis is calculated as follows:

	February 29, 2024
	Three Months Ended		Six Months Ended
	Net merchandise sales	% Growth	Net merchandise sales	% Growth
Net merchandise sales	$1,260,916	13.0%	$2,395,930	11.9%
Favorable impact of foreign currency exchange	44,151	4.0%	84,141	3.9%
Net merchandise sales on a constant-currency basis	$1,216,765	9.0%	$2,311,789	8.0%
Comparable net merchandise sales growth rate on a net merchandise sales - constant currency basis is calculated as follows:

	March 3, 2024
	Thirteen Weeks Ended	Twenty-Six Weeks Ended
	% Growth	% Growth
Comparable net merchandise sales	8.8%	8.4%
Favorable impact of foreign currency exchange	3.6%	3.7%
Comparable net merchandise sales on a constant-currency basis	5.2%	4.7%